Exhibit 99.1

Contact:

Jessica Oring

(443) 379-5269

Jessica.Oring@optavia.com

Take Shape For Life® Rebrands to OPTAVIA™

Company Celebrates 1 Million Lives Impacted at Largest Event in History

OWINGS MILLS, Md., July 24, 2017 – Medifast, Inc., a leading provider of clinically studied healthy living products and programs, announced its Take Shape For Life® business has rebranded to OPTAVIA™ at the largest event in the company’s history. Over 4,100 OPTAVIA Coaches and clients assembled in Dallas, Texas last week to find out about the new OPTAVIA business tools and products, and learn how to integrate them into their businesses.

The OPTAVIA Coach community is represented by over 12,500 Coaches committed to inspiring a healthy lifestyle through a comprehensive approach with personal support and scientifically proven health plans. OPTAVIA succeeds where other programs fail because it teaches you how to integrate healthy habits into your life and make lasting lifestyle shifts by getting your mind & body working together.

“The evolution to OPTAVIA marks a significant accomplishment in our company’s history,” said Daniel Chard, CEO of Medifast. “We have a rich history of 37 years in business, a strong clinical heritage and numerous accolades from notable organizations such as Forbes and the Direct Selling Association. It is with great enthusiasm that we continue this evolution and partner with our incredible community of OPTAVIA Coaches who inspire others every day and spread our mission of Lifelong Transformation, One Healthy Habit at a Time.”

The brand transition included the announcement of the launch of over 20 OPTAVIA Essentials Fuelings™ and OPTAVIA Snacks. Now, OPTAVIA Coaches and clients can choose from more than 60 delicious, convenient, interchangeable, scientifically-designed Fuelings. Each Fueling is free from colors, flavors, and sweeteners from artificial sources, contains a patented probiotic and is full of essential vitamins and minerals. Other exciting announcements included OPTAVIA Pay, a new Coach compensation method, OPTAVIA experience, a new service and support organization, OPTAVIA Learn, an innovative training approach, and OPTAVIA Path to Achievement™, a new way for OPTAVIA to recognize its leaders.

“We have extraordinary momentum coming out of our first ever OPTAVIA Convention, where our OPTAVIA Coaches and clients came together to celebrate the future of our company” said Mona Ameli, President of OPTAVIA. “We are filled with pride to reach the milestone of impacting 1 million lives, and know there is so much more to do to bring Optimal Health and Wellbeing across our entire nation. We have done incredible work as Take Shape For Life over the past 15 years and the time is right to build on past success and now maximize our impact as we evolve to OPTAVIA.”

Recognized as the final year of Take Shape For Life Cares, a charitable effort that gives back to underprivileged communities that align with the company’s mission of health and wellbeing, attendees had an opportunity to donate to The American Heart Association’s Dallas Heart Walk. The company, along with its Coach community, made a generous donation of more than $30,000.

For more information on OPTAVIA™ or to learn how to become a Coach, visit www.optavia.com.

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About Medifast®:

Medifast (NYSE: MED) is a leading provider of clinically studied healthy living products and programs. It partners with OPTAVIA Coaches™ to help its clients achieve Optimal Health™ and Wellbeing through a comprehensive approach to Lifelong Transformation, One Healthy Habit at a Time™, with personal support and scientifically proven plans and Fuelings. Medifast was founded in 1980 in Owings Mills, Maryland and is the brand recommended by more than 20,000 Doctors since 1980. The company was named to Forbes' 100 Most Trustworthy Companies in America List in 2016 and 2017. For more information, visit www.MedifastNow.com.